NEWS from Carrington                                            Exhibit 99.1
 FOR IMMEDIATE RELEASE

                                   For Information Contact:
                                   Carlton E. Turner, Chief Executive Officer
                                   (972) 518-1300


                   DELSITE PRESIDENT RESIGNATION ANNOUNCED

 IRVING, TEXAS  --  May 17, 2006  --  Carrington Laboratories, Inc.  (Nasdaq:
 CARN) today announced the resignation of Kenneth M. ("Bill") Yates, DVM, as president of DelSite Biotechnologies, Inc., the Company's wholly-owned subsidiary dedicated to the development of novel delivery technology for the pharmaceutical and biotechnology industries. Dr. Yates had served as DelSite's only president since its formation in October 2001. He was previously vice president of research and development for the parent company.

 Carlton Turner, president and CEO of Carrington, stated, "We are deeply grateful to Dr. Yates for his sixteen years with Carrington and his many contributions to our success. He helped establish the frame and foundation of DelSite from the ground up, hired a top-notch scientific and technical staff committed to the further development and ultimate commercialization of our drug delivery technology, and now leaves behind a DelSite that is well positioned for success in the achievement of its business and scientific goals. We wish Dr. Yates much success in his future endeavors."

 Until  a  replacement  is  named,  the  Board  of  Directors  has   assigned
 operational responsibilities of DelSite to Dr. Turner.


 About Carrington

 Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

    Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed May 4, 2006.

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